EXHIBIT 10.a


[LOGO] MTS(R)                                            MTS Systems Corporation
                                     Management Variable Compensation (MVC) Plan












                                                          (Revised October 2001)

                                TABLE OF CONTENTS


SECTION                                                                     PAGE
-------                                                                     ----

1.       General Purpose of the Plan                                          3

2.       Definitions                                                          3

3.       Eligibility and Participation                                        3

4.       Plan Objectives                                                      4

5.       Payout Opportunity                                                   4

6.       Determining the Payout                                               5

7.       Relationship to Other Compensation Plans                             5

SECTION 1.   GENERAL PURPOSE OF THE PLAN

The name of this plan is the MTS Systems Management Variable Compensation Plan (the "Plan"). The purpose of the Plan is to focus efforts on achievement of near term financial objectives which are critical to the success of MTS Systems Corporation; to reward accomplishment at a level above competition when performance is above that of comparable companies; and to more closely couple total compensation (salary plus variable) to the financial results of the company. The Plan does not apply to the employees of the Aeromet Corporation. No employment contract is implied by participation in the Plan.

SECTION 2.   DEFINITIONS

Definitions as used in the Plan are:

      a.    "CEO" means the Chief Executive Officer duly elected by the Board.

      b. "Company" means MTS Systems Corporation, a corporation organized under the laws of the State of Minnesota (or any successor corporation).

      c. "Employee" means an employee of the Company, whether or not an officer or member of the Board, but excluding any temporary employee and any person serving the Company only in the capacity of a member of the Board.

      d. "Participant" means an Employee who is eligible to participate in the Plan.

      e. "Plan" means the MTS Systems Corporation Management Variable Compensation Plan.

      f.    "Plan Year" means the applicable fiscal year of the Company.

SECTION 3.   ELIGIBILITY AND PARTICIPATION

Employees eligible to participate in the Plan will include
      *  Corporate officers,
      *  Business unit vice presidents,
      *  Market and functional unit managers,
      * Managers, technical supervisors and key marketing or technical employees who meet certain minimum responsibilities for profitability, financial/human resource acquisition and allocation, balance sheet control, and/or market/technical direction.

The Employee must be in a qualifying position by October 1st in order to be eligible for the fiscal year plan. Participants are eligible for payout in proportion to the percentage of the fiscal year the participant is responsible for the qualifying position.

Employees eligible for other variable compensation (i.e. commissions) are not eligible to participate in the Plan.

Participants must also work at least 1,000 hours in the Plan Year and be employed at the end of the Plan Year to be eligible for a payout. Employees resigning or terminating before the end of the Plan Year, regardless of cause, are not eligible for a payout. Participants who work less than full time during the Plan Year (e.g., due to a personal leave, but not due to illness) would earn a proportionately reduced payout.

The CEO must approve any waivers to the eligibility and participation rules listed above.

SECTION 4.   PLAN OBJECTIVES

The major emphasis of the Plan objectives is achieving financial results. For the Executive Management Team, all objectives are financial. For all other participants, plan objectives are both financial and operating (individual) objectives. The financial objectives for the Plan Year can include:

*     Earnings Per Share (EPS)
*     Earnings Before Interest and Taxes (EBIT)
*     Working Capital Rate to Revenue (WCRR)
*     Return on average net assets (ROANA)
*     Revenue or Revenue Growth

Other operating (individual) objectives reflect individual accountability. These objectives are nonrecurring, specific to the individual, or related to a project that contributes to the success of MTS.

The objectives are established on individual Business Units or the combined Minneapolis Based Business Units. Approved Unit levels for the Plan Year are:

            AESD              EMT (MTD Raleigh)      Nano
            Aero              IVDD                   NVH
            Automation        MT&S                   Powertrain Technologies
            Corporate         MTD - S/H              Sensors
                                                     SSD


The objectives for participants below the direct reports to the CEO require one over one approval levels to:

            *  Integrate objectives into the Company operating plan
            *  Guard against conflicting objectives
            *  Help to assure consistency in degree of difficulty

The CEO has the final approval for plan objectives over all participants other than himself.

SECTION 5.   PAYOUT OPPORTUNITY

The MVC target payment is expressed as a percentage of salary grade midpoint. The percentage is determined at the beginning of the Plan Year and is based on salary level, scope of responsibility, and profit impact of the position. Incentive payments vary above and below the target percent based on the financial results in comparison to the established objectives.

The MVC target is expressed as a percentage of the midpoint of the salary structure and is shown below:


  Position                Salary Level                MVC Target %
  --------                ------------                ------------

  CEO                     E5                              70%
  Exec VP, MT&S           E4                              50%
  Vice President          E3                25-50, depending on revenue level or
                                            profit potential
  Vice President          E2                20-50, depending on revenue level or
                                            profit potential
  Vice President (Unit)   E1                15-45, depending on revenue level or
                                            profit potential
  Mkt Div P&L Mgrs        SAM 17-21         15-35, depending on revenue level or
                                            profit potential
  All Other Mgmt          SAM 18-21         10-25, depending on profit impact
                          SAM 15-17         6-20, depending on profit impact
                          T/E 5/5S - 9/9S   6-15, depending on profit impact


For Minneapolis Based Business Units (MBBU) which includes Aero, AESD, MTD-S/H, SSD, and VDD, the combined objectives reflect our initiatives to work together toward the success of these operations. For key management positions that have a large impact on these combined business units, MVC payments will be greater than 100% once the financial performance meets or exceeds the established MBBU EBIT goal.

Overranging is when an additional payout occurs when results are above established goals. An overranging multiplier is assigned to each financial and revenue objective. There is no overranging potential for operating (individual) objectives.

SECTION 6.   DETERMINING THE PAYOUT

Payouts are based on four factors: 1) the degree to which objectives are met; 2) the MVC target percentage; 3) the midpoint of the salary range as assigned at the beginning of the Plan Year; and 4) the percentage of time worked during the Plan Year.

Each objective is assigned a minimum/maximum payout range. The minimum level or hurdle represents that level of performance below, which no award is to be paid. The maximum level of a payout range represents performance above target objectives and overranging may apply at this level. The sum of the relative weightings of the objectives must equal 100%.

Payouts will be made in cash within 90 days of the end of the Plan Year, expected to be on or before December 31.

SECTION 7.   RELATIONSHIP TO OTHER COMPENSATION PLANS

7.a   "NON MANAGEMENT" VARIABLE COMPENSATION (VC)

Employees may be eligible for a variable compensation bonus at the end of the Plan Year if they are not eligible to participate in another variable compensation program (i.e. Management

Variable Compensation, sales commissions); work at least a 1,000 hours during the Plan Year; and are employed by the Company at the end of the Plan Year.

The following is an outline summary to which these VC plans must adhere. They are included in the MVC Plan for reference only.

   * VC Competitive payout potential is 3% of the midpoint of the salary range in which the employee is placed at the beginning of the fiscal year.
   * VC payout will normally be based on the combination of the results of the Roll-up business unit goal and the employee's unit vice president's objective(s) for the year.
   * The entire 3% VC payout potential is eligible for overranging for participating employees.
   * Eligibility and participation rules for VC will be the same as those for MVC, where appropriate.

7.b   RETIREMENT PLAN

The calculations for the Management Variable Compensation Plan and Variable Compensation Plan are made after deductions for retirement plans.

Payout to a U.S. based participant in the Management Variable Compensation Plan and Variable Compensation Plan is included in the calculation of the Company's contribution to that employee's retirement plan.